                                  EXHIBIT 3(i)

                           CERTIFICATE OF DESIGNATION

                                       OF

                             MULTIPLE VOTING SHARES

                                       OF

                                 SKYGIVERS, INC.

               PURSUANT TO SECTION 78.1955 OF THE CORPORATION LAW
                             OF THE STATE OF NEVADA


         SKYGIVERS, INC., a corporation organized and existing under and by virtue of the Corporation Law of the State of Nevada (the "Corporation"), in accordance with the provisions of Section 78.1955 thereof, DOES HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation and the By-Laws of the Corporation, as amended (the "Certificate of Incorporation"), and the Bylaws of the Corporation (the "Bylaws"), the Board of Directors on March 26, 2001 adopted the following resolution creating a series of One Million Fifty Thousand (1,050,000) shares of Preferred Stock designated as "Multiple Voting Shares".

         "RESOLVED, that pursuant to the authority granted to the Board of Directors by the Certificate of Incorporation and the Bylaws, the Board of Directors hereby authorizes the issuance of One Million Fifty Thousand (1,050,000) shares of Preferred Stock of the Corporation and hereby fixes the following voting powers, designations, preferences, limitations, restrictions and relative rights of such shares, in addition to those set forth in the Certificate of Incorporation.

MULTIPLE VOTING SHARES

         One Million Fifty Thousand (1,050,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated Multiple Voting Shares (the "Multiple Voting Shares") with the following voting powers, designations, preferences, limitations, restrictions and relative rights, as follows:

                  (1) DIVIDENDS. The holders of the outstanding shares of Multiple Voting Shares shall not be entitled to any preferential dividends, but shall participate in any dividends payable on the shares of Common Stock, par value $.0001 per share of the Corporation ("Common Shares"), such that dividends payable on each of the Multiple Voting Shares shall be equal to the dividends payable on each of the Common Shares multiplied by one thousand (1,000).

                  (2) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each of the outstanding shares of Multiple Voting Shares shall be entitled to receive an amount equal to the amount payable on each of the Common Shares multiplied by one thousand (1,000).

                  (3) VOTING POWER. Each share of Multiple Voting Shares shall be entitled to one thousand (1,000) times the number of votes as one share of Common Shares is entitled. Except as otherwise expressly required by law or as provided herein, the holders of Multiple Voting Shares shall not be entitled to vote as a group on any matters. To the extent permitted by law, the holders of shares of Multiple Voting Shares and the holders of shares of Common Shares shall vote together as a single class on all matters including for the election of directors.

                   (4) CONVERSION OF THE MULTIPLE VOTING SHARES.

                           (i) CONVERSION. The Multiple Voting Shares will be
convertible into the Common Shares of the Corporation in a ratio of one for one thousand (1,000) shares, subject to adjustment as provided for herein. The outstanding Multiple Voting Shares shall be converted, with no action on the part of the holder, upon the earlier of (a) the consummation of a public offering registered with the Securities and Exchange Commission in which the gross proceeds for the Corporation's Common Shares issued in the offering are not less than $5,000,000, or (b) receipt of notice from the Corporation with respect to the conversion of the Multiple Voting Shares.

                           (ii) ADJUSTMENTS OF MULTIPLE VOTING SHARES FOR
CERTAIN DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS.

                                    (A) In the event that the Corporation shall
declare or pay, without consideration, any dividend on the Common Shares payable in any right to acquire Common Shares for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Shares in an amount of shares equal to one thousand times the maximum number of shares issuable upon exercise of such rights to acquire Common Shares.

                                    (B) If the Common Shares issuable upon
conversion of the Multiple Voting Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise the conversion price of Multiple Voting Shares then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Multiple Voting Shares shall be convertible into, in lieu of the number of shares of Common Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of Shares equivalent to the number of shares of Common Shares that would have been subject to receipt by the holders upon conversion of the Multiple Voting Shares immediately before that change.

                                    (C) Upon the occurrence of each adjustment
or readjustment of the conversion price of Multiple Voting Shares, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Multiple Voting Shares a certificate executed by the president and secretary setting forth such adjustment or readjustment. The Corporation shall, upon written request at any time of any holder of Multiple Voting Shares, furnish or cause to be furnished to such holder a certificate setting forth the number or shares of Common Shares which at the time would be received upon the conversion of a share of Multiple Voting Shares.

                                    (iii) LOST OR STOLEN CERTIFICATES. Upon
receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Multiple Voting Shares certificate(s), and (in the case of loss, theft or destruction) of indemnity or security satisfactory to the Corporation, and upon the cancellation of the Multiple Voting Shares certificate(s), if mutilated, the Corporation shall execute and deliver new certificates for Multiple Voting Shares of like tenure and date. However, the Corporation shall not be obligated to reissue such lost or stolen certificates for shares of Multiple Voting Shares if the holder contemporaneously requests the Corporation to convert such Multiple Voting Shares into Common Shares.

                                    (iv) CASH IN LIEU OF FRACTIONAL SHARES. The
Corporation may, if it so elects, issue fractional shares of Common Shares upon the conversion of Multiple Voting Shares. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the Multiple Voting Shares which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Shares (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether any fractional shares are issuable shall be based upon the total number of shares of Multiple Voting Shares being converted at any one time by any holder thereof, not upon each share of Multiple Voting Shares being converted.

                                    (v) GENERAL. Except as may be provided
herein, for purposes of notice and any other matter, the Corporation shall treat holders of Multiple Voting Shares in all respects in the same manner in which it treats holders of the Common Shares."

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this 26th day of March, 2001.


                                                  SKYGIVERS, INC.



                                                  By: /s/ CAROL FITZGERALD
                                                      --------------------------
                                                      Carol Fitzgerald
                                                      President and Secretary